Exhibit 99.1

Greenland Technologies Holding Corporation Reports Third Quarter 2020 Results

Highlights (3Q 2020 compared to 3Q 2019)

●	38% Increase in Revenue
●	70% Expansion of Gross Profit
●	390 Basis Improvement in Gross Margin
●	122% Increase in Income from Operations

HOWELL, N.J., November 23, 2020 – Greenland Technologies Holding Corporation (NASDAQ: GTEC) ("Greenland"), a technology developer and manufacturer of forklift transmission and drivetrain systems, today announced financial results for the third quarter ended September 30, 2020.

Raymond Wang, CEO of Greenland Technologies Holding Corporation, commented, “We are pleased with the strong growth of our business and significant expansion of gross profit and income from operations. COVID-19 has continued to affect business and manufacturing activities worldwide, with government mandated shutdowns complicating production and logistics. While we implemented a temporary suspension of manufacturing activities for most of February, we were able to restart and rebound as we moved through the year. Given the uncertain market environment, however, we made the strategic decision to delay the launch of our robotic cargo carriers. We believe this segment represents a major, long-term growth opportunity for the Company and we are committed to moving forward with this new product line. We expect our robotic cargo carriers will serve as a multi-year driver of our revenue growth and expansion of profitability due to the acceleration underway in companies seeking to implement higher levels of automation in all areas of their operations in an effort to reduce human operator exposure to COVID-19 and to avoid costly shutdowns.”

Jing Jin, CFO of Greenland Technologies Holding Corporation, said, “Our operations team has done an excellent job working with our supply chain to secure inventory, while trying to reduce the impact COVID-19 has had on higher costs and lower component availability. We ended the third quarter of 2020 in a stronger financial position, with an improved balance sheet, enabling us to invest in the growth opportunities that will help us achieve our long-term financial targets, as we work to build increased value for the Company and shareholders.”

Third Quarter 2020 Results

Greenland’s revenue was approximately $16.52 million for the three months ended September 30, 2020, representing an increase of approximately $4.57 million, or 38.2%, as compared to approximately $11.95 million for the three months ended September 30, 2019. The year over year increase reflects ongoing customer demand growth and the fulfillment of backlog orders from the first quarter of 2020 when the Company implemented a COVID-19 related shutdown.

The total cost of goods sold was approximately $13.12 million for the three months ended September 30, 2020, representing an increase by approximately $3.17 million, or 31.9%, as compared to approximately $9.95 million for the three months ended September 30, 2019. The year over year increase was due to the Company’s higher sales volume.

The Company’s gross profit was approximately $3.40 million for the three months ended September 30, 2020, representing an increase by approximately $1.40 million, or 69.8%, as compared to approximately $2.00 million for the three months ended September 30, 2019. Gross margin was approximately 20.6% and 16.7%, respectively, for the three months ended September 30, 2020 and for the three months ended September 30, 2019.

Income from operations for the three months ended September 30, 2020 was approximately $2.24 million, representing an increase of approximately $1.23 million, as compared to approximately $1.01 million for the three months ended September 30, 2019.

Net income was approximately $0.46 million for the three months ended September 30, 2020, representing an increase of approximately $0.22 million, as compared to approximately $0.24 million for the three months ended September 30, 2019.

Business Outlook

Looking forward, Mr. Wang, CEO of Greenland Technologies Holding Corporation, continued, “Despite near term uncertainties related to COVID-19, we are very positive about the Company’s outlook for growth and profit expansion given our differentiated market position, track record of execution and innovation, large and growing global demand, and our robust financial position. Equally important, we are well under way in our product roadmap, including robotic cargo carriers and lithium battery powered innovations, to meet the growing long-term demand from customers seeking clean energy solutions, longer battery life, lower maintenance and overall improved performance.”

About Greenland Technologies Holding Corporation

Greenland Technologies Holding Corporation (NASDAQ: GTEC) is a developer and a manufacturer of transmission and drivetrain systems for material handling machineries and electric vehicles, as well as electric forklift trucks. The Company’s clean energy lithium battery systems require less maintenance, charge faster, operate more efficiently and last significantly longer than lead acid power. For more information visit www.gtec-tech.com.

Forward-Looking Statements

This press release contains statements that may constitute "forward-looking statements." Such statements reflect Greenland’s current views with respect to future events and are subject to such risks and uncertainties, many of which are beyond the control of Greenland, including those set forth in the Risk Factors section of Greenland's Annual Report on Form 10-K and Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Greenland's expectations with respect to future performance. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Greenland does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

For more information, please contact:

Global IR Partners

David Pasquale

New York Phone: +1-914-337-8801

GTEC@globalirpartners.com

Greenland Technologies Holding Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
REVENUES	$16,520,598	$11,951,535	$42,969,010	$40,502,305
COST OF GOODS SOLD	13,122,382	9,949,895	34,764,736	31,875,891
GROSS PROFIT	3,398,216	2,001,640	8,204,274	8,626,414
Selling expenses	270,654	180,252	792,030	778,348
General and administrative expenses	324,073	363,353	1,841,958	1,253,646
Research and development expenses	564,204	450,111	1,604,151	1,600,890
Total operating expenses	$1,158,931	$993,716	$4,238,139	$3,632,884
INCOME FROM OPERATIONS	$2,239,285	$1,007,924	$3,966,135	$4,993,530
Interest income	66,960	6,111	142,791	132,141
Interest expense	(231,760)	(415,203)	(942,524)	(1,292,746)
Other income (loss)	(1,267,982)	(309,018)	(415,150)	40,092
INCOME BEFORE INCOME TAX	$806,503	$289,814	$2,751,252	$3,873,017
INCOME TAX	346,502	47,784	491,660	624,735
NET INCOME	$460,001	$242,030	$2,259,592	$3,248,282
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	252,068	86,346	535,898	420,650
NET INCOME ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$207,933	$155,684	$1,723,694	$2,827,632
OTHER COMPREHENSIVE INCOME (LOSS):	3,657,192	(1,613,847)	2,410,267	(1,725,902)
Unrealized foreign currency translation income (loss) attributable to Greenland technologies holding corporation and subsidiaries	2,863,032	(1,662,531)	2,303,218	(1,740,796)
Unrealized foreign currency translation income attributable to Noncontrolling interest	794,160	48,684	107,049	14,894
Comprehensive income (loss)	3,070,965	(1,506,847)	4,026,912	1,086,836
Noncontrolling interest	1,046,228	135,030	642,947	435,544
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	10,021,142	7,500,000	10,017,204	7,500,000
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	0.02	0.02	0.17	0.38

Greenland Technologies Holding Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands; Unaudited)

	September 30,	December 31,
	2020	2019
Current assets
Cash and cash equivalents	$10,418,741	$2,123,485
Restricted cash	775,875	3,593,722
Notes receivables, net of allowance for notes receivables of $7,354 and $15,338, respectively	20,018,092	16,156,692
Accounts receivable, net of allowance for doubtful accounts of $1,183,770 and $1,037,797, respectively	15,693,614	11,971,889
Inventories, net of provision for slow moving inventory of $76,922 and $134,535, respectively	12,573,915	9,972,877
Due from related parties-current	1,104	36,042,829
Advance to suppliers	104,872	50,664
Prepayments and Other current assets	125,151	327,555
Total Current Assets	$59,711,364	$80,239,713

Non-current asset
Property, plant, equipment and construction in progress, net	19,861,333	20,630,251
Land use rights, net	3,888,621	3,862,547
Other intangible assets	12,031	5,174
Due from related parties-non current	37,210,144	430,034
Deferred tax assets	545,567	513,805
Goodwill	3,890	3,890
Other non-current assets	5,454	798,429
Total non-current assets	$61,527,040	$26,244,130
TOTAL ASSETS	$121,238,404	$106,483,843

Current Liabilities
Short-term bank loans	$20,712,560	$16,861,615
Notes payable-bank acceptance notes	17,671,375	15,050,902
Accounts payable	21,573,305	14,713,008
Taxes payables	268,861	12,529
Customer deposits	338,892	132,194
Due to related parties	4,076,314	3,481,984
Other current liabilities	1,513,260	3,086,859
Long-term payable- current portion	741,215	2,654,230
Total current liabilities	$66,895,782	$55,993,321

Long-term liabilities
Long-term payables	370,392	1,349,850
Other long-term liabilities	2,310,894	2,178,548
Total long-term liabilities	$2,681,286	$3,528,398
TOTAL LIABILITIES	$69,577,068	$59,521,719
COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares, no par value: 10,021,142 and 10,006,142 shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Additional paid-in capital	15,269,485	15,226,685
Statutory reserves	4,338,618	3,866,574
Retained earnings	21,101,803	19,863,600
Accumulated other comprehensive income (loss)	1,942,237	(360,981)
Total shareholders’ equity	$42,652,143	$38,595,878
Non-controlling interest	9,009,193	8,366,246
TOTAL EQUITY	$51,661,336	$46,962,124

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$121,238,404	$106,483,843